Exhibit 99.2

OMC(R)                                                    NEWS RELEASE
Outboard Marine Corporation
100 Sea Horse Dr.
Waukegan, IL 60085

Contact:
Gary Beckett
Director, Corporate Communications and Public Relations
(847) 689-7019; gbeckett@omc.com

December 22, 2000

                                                        FOR IMMEDIATE RELEASE


                   OMC INITIATES VOLUNTARY REORGANIZATION
          Plans Include the Sale of its Engine and Boat Businesses


        WAUKEGAN, Ill., Dec. 22 - Outboard Marine Corporation (OMC) and several of its subsidiaries today filed for voluntary reorganization under Chapter 11 of the US Bankruptcy Code in US Bankruptcy Court in Chicago. OMC has sought protection under Chapter 11 so that the company can implement its plans to sell some or all of its engine and boat operations. OMC also announced a significant reduction in its North American workforce affecting salaried and hourly employees at all of its operations.

        OMC stressed that the company expects to continue operations during the reorganization process.

        OMC has requested that the Bankruptcy Court allow the company to continue compensation and benefit plans for its remaining employees, maintain customer sales, support and service activities, and make post-petition payments due to suppliers in the ordinary course of business.

        OMC has received a commitment from its bank group to provide debtor-in-possession financing totaling $35 million, which is expected to be sufficient to permit the company to operate while it implements its restructuring plan.

        The company has the support for this course of action from its major investors.

        The company said the filing has been made in order to enable OMC to complete the sale of its boat and engine operations under Court supervision. OMC said it intends to do everything it can to expedite this process and to consummate a beneficial transaction as quickly as possible.

        OMC said that the reduction in force affects approximately 4,000 employees at its boat and engine operations in North America.

        Outboard Marine Corporation is a leading manufacturer and marketer of internationally-known boat brands, including Chris-Craft(R), Four Winns(R), Seaswirl(R), Javelin(R), Stratos(R), Lowe(R), Hydra-Sports(R) and Princecraft; marine accessories and marine engines, under the brand names of Johnson(R) and Evinrude(R); and Ficht Ram Injection(R) - the world's premier low-emission two-stroke outboard engine technology.

        Visit our web site at: www.omc.com.
                               ------------